Exhibit 21

                           SUBSIDIARIES OF THE COMPANY


Evans Environmental Corporation, Florida
Evans Environmental & Geological Science and Management, Inc., Florida American Remedial Technologies, Inc., Florida
Evans Management Co, Inc., Florida
Evans Habitat Restoration, Inc., Florida
Evans BioSystems, Inc., Florida
Geos, Inc., Florida
Enviropact Consultants, Inc., Florida
PTV Corp., Colorado